Pricing Supplement No. 12 dated May 10, 2005                 Rule 424(b)(3)
(To Prospectus dated November 13, 2001                       File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                           Colgate-Palmolive Company

                        Medium-Term Notes - Fixed Rate

                                   Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the "Agents"), each acting as principal, at a fixed initial public offering price of 100% of the principal amount.


Principal Amount:   $100,000,000              Trade Date:   May 10, 2005
Issue Price:  100%                            Original Issue Date:  May 17, 2005
Interest Rate: 5.18%                          Net Proceeds to Colgate:  $99,750,000
Stated Maturity Date:   May 15, 2017          Agent's Discount or Commission:  $250,000
CUSIP Number:   19416 QDG 2


Interest Payment Dates: May 15 and November 15 of each year, commencing on November 15, 2005

Day Count Convention:

         [X]  30/360 for the period from May 17, 2005 to May 15, 2017
         [_]  Actual / 360 for the period from __________ to ___________.
         [_]  Actual / Actual for the period from to

Redemption:          The Notes may be redeemed at the option of Colgate prior
                     to the stated maturity date. See "Other Provisions -
                     Optional Redemption" below.

Optional Repayment:  The Notes are not subject to repayment at the option of the holder thereof prior to the stated maturity date.

Currency:
         Specified Currency:   US Dollars
         Minimum Denomination: $1,000

Original Issue Discount: [_]  Yes   [X]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [X]  Book-entry      [_]  Certificated


[X]      Other provisions:

             Optional Redemption: Colgate may at its option elect to redeem the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice on May 15, 2008 and on each Interest Payment Date thereafter at a redemption price equal to 100% of the aggregate amount of Notes to be redeemed, together with any accrued interest to the redemption date.

     The Agents have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

          Agent                                 Principal Amount of Notes
-----------------------------                   -------------------------
Citigroup Global Markets Inc.                         $ 50,000,000
Deutsche Bank Securities Inc.                           50,000,000
                                                -------------------------
Total                                                 $100,000,000
                                                =========================


Use of Proceeds:
----------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of May 10, 2005, Colgate's outstanding commercial paper had a weighted average interest rate of 2.6315% with maturities ranging from 1 day to 51 days.

Legal Matters:
--------------

     Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for Colgate. Mayer, Brown, Rowe & Maw LLP has acted as counsel for the Agents.



                                      2